As filed with the Securities and Exchange Commission on  October 14 , 2009

Registration No.  333-158293

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A
POST EFFECTIVE AMENDMENT NO. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EVCARCO, INC.

(Exact name of Registrant as specified in its charter)

Nevada	5012	26-3526039
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7703 Sand Street
 Fort Worth, Texas 76118
(817) 595-0710

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nevada Agency and Trust Company
50 West Liberty Street
Suite 880
Reno, Nevada 89501
(775) 322-0626

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:
The O'Neal Law Firm, P.C.
6626 E. Raftriver Road
Mesa, Arizona 85215
Tel: (480) 812-5041
Fax: (888) 353-8842

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☑

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 per share	844,500	$.02	$16,890	$0.94
Total	844,500	$.02	$16,890	$0.94

(1)	The shares of our Common Stock being registered hereunder are being registered for resale by the selling stockholders named in the prospectus.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED  OCTOBER [__], 2009

PRELIMINARY PROSPECTUS

EVCARCO, INC.

844,500 SHARES OF COMMON STOCK

OFFERING PRICE $0.02 PER SHARE

The selling stockholders named in this prospectus are offering for resale 844,500 shares of our common stock at an offering price of $0.02 per share of common stock until our shares are quoted on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

On July 10, 2009, the Company’s Board of Directors approved and  effectuated a 3-for-1 forward stock split of its issued and outstanding common stock.  As a result of that split our outstanding common stock increased from 17,533,000  shares to 52,659,000 shares.. An additional 2,007,500 shares of our common stock were issued in July of 2009, after our original Registration Statement became effective.

We will pay all expenses incurred in this offering (other than transfer taxes), and the selling stockholders will receive all of the net proceeds from this offering.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 6 BEFORE INVESTING IN OUR COMMON STOCK.

There is currently no public market for our common stock.  We have engaged Spartan Securities Group, Inc. to file an application with the Financial Industry Regulatory Authority to have our common stock quoted on the Over-the-Counter Bulletin Board, and to list quotations for our common stock.  There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. You should rely only on the information contained in this prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, EVCARCO, Inc. or the shares of our common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it.

The date of this prospectus is October 13 , 2009

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under “Risk Factors” beginning on page 6. All references to “we,” “us,” “our,” “EVCARCO,” “Company” or similar terms used in this prospectus refer to EVCARCO, Inc.  Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending December 31. Unless otherwise indicated, the term “common stock” refers to shares of the Company’s common stock.

Corporate Background and Business Overview

We were incorporated in the state of Nevada on October 14, 2008. Our offices are currently located at 7703 Sand Street, Fort Worth, Texas 76118. Our telephone number is (817) 595-0710.

We are a New Car Franchised Dealership company that has had limited operations to date.  We have one operating dealership in Fort Worth Texas. From October 14, 2008 (inception) to June 30, 2009, we have generated revenues of $396,946 through retail sales of 3 new ZENN Coupes, 2 new ECM Currents, 1 new Kandi Coco, and 10 used vehicles, consisting of 2 Lexus, 2 Toyota, 3 Nissan, 1 Hyundai and 2 Hondas, as well as wholesale sales of several used vehicles. With assets of $64,643 and we have incurred accumulated net losses of $392,900.  Based on our financial history since inception, our independent auditor has expressed doubt as to our ability to continue as a going concern.  Additional financing and capital of $1,200.000.00 per Dealership will be required to continue operations. We have a current “burn rate” of $55,000.00 per month and resources for 90-120 days. The $1,200,000.00 is for vehicle inventory, office/maintenance equipment, personnel, and marketing/advertising.

Subsequent to our incorporation, we have established ourselves as a company that will focus our operations on selling environmentally conscious automobiles, offering both electric vehicles and pre-owned vehicles along with financing, warranties, maintenance, and mechanical services.

We are earning revenues through new car sales, pre-owned car sales, parts, service, both warranty, and customer pay repairs, finance & insurance sales, accessory sales, and aftermarket products. At this stage in our development, there can be no assurance that we will be successful in generating revenues from the sale of our products and services.

Since incorporation, we have not made any significant purchases or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations. EVCARCO has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.

We have four executive officers who also serve as our directors.  Mr. Dale Long, our President, CEO and a Director, resides in Forth Worth, Texas. Mr. Scott Neal, our COO, Secretary, VP and a Director, also resides in Fort Worth, Texas. Mr. Nikolay Frolov, our CFO, Treasurer and a Director, resides in Dallas, Texas. Mr. Edouard Prous, our CTO, VP and Director, also resides in Dallas, Texas. None of our officers live in Nevada.

Summary of the Offering

Shares of common stock being offered by the selling stockholders:	844,500 shares of our common stock.
Offering price:	$0.02 per share of common stock.
Number of shares outstanding before the offering:	54,666,500
Number of shares outstanding after the offering, if all the shares are sold:	54,666,500
Executive Control:	Our executive officers and directors currently hold 85.01% of our outstanding shares, and, as a result, they retain control over our direction.
Market for the common stock:
There is currently no public market for our common stock.  We have engaged Spartan Securities Group, Inc. to file an application with the Financial Industry Regulatory Authority to have our common stock quoted on the Over-the-Counter Bulletin Board, and to list quotations for our common stock.  There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

Use of Proceeds:
We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders identified in this prospectus. The selling stockholders will receive all net proceeds from the sale of the shares offered by this prospectus.

Risk Factors:	See “Risk Factors” beginning on page 6 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.
Dividend Policy:	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

PROSPECTUS SUMMARY - continued

Summary Financial Data

The following summary financial information for the period from October 14, 2008 (date of inception) through December 31, 2008, includes statement of operations and balance sheet data from our audited financial statements. The information contained in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and accompanying notes included in this prospectus.

Our auditors have issued an audit opinion which includes a statement describing their doubts about whether we will continue as a going concern. In addition, our financial status creates substantial doubt whether we will continue as a going concern.

Statement of Operations

	Period from Inception (October 14, 2008) to December 31, 2008	Six Months Period Ended June 30, 2009
Net loss	$(91,060)	(301,840)

Net loss per common share:	(0.00)	(0.01)
Basic and diluted (less than $0.01 per share)

Weighted average number of Common shares outstanding:	52,246,329	52,638,779

Balance Sheet Data

	December 31, 2008	June 30, 2009
Total assets	$132,397	$64,643
Total liabilities	51,257	263,843
Total Liabilities and Stockholders’ Equity	$132,397	$64,643

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our Company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

As a company in the early stage of development with an unproven business strategy, our limited history of operations makes evaluation of our business and prospects difficult.

We were incorporated on October 14, 2008. Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. Our primary business activities will be to earn revenues through new car sales, pre-owned car sales, parts, service, both warranty, and customer pay repairs, finance & insurance sales, accessory sales, and aftermarket products. Although we believe that our business plan has significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives.

RISK FACTORS - continued

Our business plan may be unsuccessful, and if it fails, we will not have alternate services or products to offer in order to ensure our continuation as a going concern.

The success of our business plan is dependent on the development of our products and services. Our ability to develop our products and services is unproven, and the lack of operating history makes it difficult to validate our business plan. In addition, the success of our business plan is dependent upon the market acceptance of our products and services. Should our market strategy be too narrowly focused or should the target market not be as responsive as we anticipate, we will not have in place alternate services or products that we can offer to ensure our continuation as a going concern.

We have maintained losses since inception, which we expect will continue in the future.

We expect, however, to continue to incur operating losses in future periods. These losses will occur because we do not yet have sufficient revenues to offset the expenses associated with the development, marketing and sales of our products and services. We cannot guarantee that we will ever be successful in generating sufficient revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumptions regarding the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Our independent auditors have expressed doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to continue to operate.

As of June 30, 2009, we have incurred net losses of $392,900. Though we have generated revenues of $396,946 from inception through June 30, 2009, we anticipate generating losses for the next 6 months. Therefore, we may be unable to continue operations in the future as a going concern. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should we be unable to continue as a going concern. In addition, our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern.

To date, we have completed only initial stages of our business plan and we can provide no assurance that we will be able to generate enough revenue from our business in order to achieve profitability. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unproven, and the lack of operating history makes it difficult to evaluate the future prospects of our business. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in our Company.

We may not be able to execute our business plan or stay in business without additional funding.

Our ability to successfully develop our technology and to eventually produce and sell our product to generate operating revenues depends on our ability to obtain the necessary financing to implement our business plan. We will require additional financing, through issuance of debt and/or equity, in order to establish profitable operations. Such financing, if required, may not be forthcoming. Even if additional financing is available, it may not be available on terms we find favorable. At this time, there are no anticipated sources of additional funds in place. Failure to secure the needed additional financing will have an adverse effect on our ability to remain in business.

We may not be able to compete effectively against our competitors.

We are engaged in a rapidly evolving industry, and face direct competition from competitors that may have greater resources, research and development staff, sales and marketing staff and facilities than we do. In addition, other recently developed technologies are, or may in the future be, the basis of competitive products. There can be no assurance that our competitors will not develop technologies and products that are more effective than those being developed by us or that would render our technology and product obsolete or noncompetitive.

RISK FACTORS - continued

We need to retain key personnel to support our product and ongoing operations.

The development and marketing of our product will continue to place a significant strain on our management and other resources. Our future success depends upon the continued services of our executive officers who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of any of our executive officers would negatively impact our ability to sell our product, which could adversely affect our financial results and impair our growth. Currently, we have no employment agreement with any of the officers, but anticipate entering into such agreements in the near future.

Risks Relating to Our Common Stock

There is currently no public market for our securities, and there can be no assurance that any public market will develop or that our common stock will be quoted for trading.

Prior to this offering, there has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this offering, or, if developed, be sustained. We have engaged Spartan Securities Group, Inc. to file an application with the Financial Industry Regulatory Authority to have our common stock quoted on the Over-the-Counter Bulletin Board, and to list quotations for our common stock.  There can be no assurance as to whether our application will be accepted. Our common stock may never be quoted on the Over-the-Counter Bulletin Board, or, even if quoted, a public market may not materialize.

If our securities are not eligible for initial quotation, or if quoted, are not eligible for continued quotation on the Over-the-Counter Bulletin Board or a public trading market does not develop, purchasers of the common stock may have difficulty selling or be unable to sell their securities should they desire to do so, rendering their shares effectively worthless and resulting in a complete loss of their investment.

Because we will be subject to “penny stock” rules once our shares are quoted on the Over-the-Counter Bulletin Board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market does develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

RISK FACTORS - continued

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold by the selling stockholders in this offering, you may not be able to resell the shares in any state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

The price of our common stock may be volatile, which substantially increases the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Even if our shares are quoted for trading on the OTCBB following this offering and a public market develops for our common stock, the market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

•	variations in quarterly operating results;

•	our announcements of significant contracts and achievement of milestones;

•	our relationships with other companies or capital commitments;

•	additions or departures of key personnel;

•	sales of common stock or termination of stock transfer restrictions;

•	changes in financial estimates by securities analysts, if any; and

•	fluctuations in stock market price and volume.

Your inability to sell your shares during a decline in the price of our stock may increase losses that you may suffer as a result of your investment.

Our insiders beneficially own a significant portion of our stock, and accordingly, may have control over stockholder matters, the company’s business and management.

As of October 1 , 2009 our executive officers and directors beneficially own 46,474,500 shares of our common stock in the aggregate, or approximately 85.01% of our issued and outstanding common stock. Mr. Dale Long, our President, CEO and a Director, owns 14,986,500 shares of our common stock, or approximately 27.41%, Mr. Nikolay Frolov, our CFO, Treasurer and a Director, owns 1,500,000 shares of our common stock, or approximately 2.74%, Mr. Scott Neal, our COO, Secretary, VP and a Director, owns 14,995,500 shares of our common stock, or approximately 27.43%, and Mr. Edward Prous, our CTO, VP and a Director, owns 14,992,500 shares of our common stock, or approximately 27.43%.  As a result, our executive officers, directors and affiliated persons will have significant influence to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	affect the outcome of any other matter submitted to the stockholders for vote.

Moreover, because of the significant ownership position held by our insiders, new investors will not be able to effect a change in the Company’s business or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISK FACTORS - continued

The price of our shares in this offering was determined by us and may not reflect the actual market price for the securities.

The initial offering price of the common stock offered by the selling stockholders pursuant to this prospectus was determined by us arbitrarily. The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the initial public offering price. The stock market has experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management’s attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

Because we do not intend to pay any dividends on our common stock, holders of our common stock must rely on stock appreciation for any return on their investment.

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend we would not be able to pay our debts as they become due in the usual course of business; or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution. We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

Additional issuances of our shares of common stock may result in immediate dilution to existing shareholders.

We are authorized to issue up to 60,000,000 shares of common stock, of which 54,666,500 shares are issued and outstanding.  We are authorized to issue up to 15,000,000 shares of Series A special preferred convertible stock, of which none are issued.  Our Board of Directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. We may issue shares in connection with financing arrangements or otherwise. Any such issuances will result in immediate dilution to our existing shareholders’ interests, which will negatively affect the value of your shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 6, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section beginning on page 25, and the section entitled “Our Business” beginning on page 18, and as well as those discussed elsewhere in this prospectus. Other factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. The selling stockholders named herein will receive all proceeds from the sale of the shares of our common stock in this offering. Please see “Selling Stockholders” below for a list of these individuals.

We will pay all expenses (other than transfer taxes) of the selling stockholders in connection with this offering.

DETERMINATION OF THE OFFERING PRICE

There is no established public market for our shares of common stock. The offering price of $0.02 per share was determined by us arbitrarily.  We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our company at this initial stage of our development. This price bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

The selling stockholders will offer the shares of common stock for resale at $0.02 per share until our shares are quoted on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. See “Plan of Distribution” for additional information.

MARKET FOR OUR COMMON STOCK

Market Information

There is no established public market for our common stock.

We have engaged Spartan Securities Group, Inc. to file an application with the Financial Industry Regulatory Authority to have our common stock quoted on the Over-the-Counter Bulletin Board, and to list quotations for our common stock.  There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

We have issued 54,666,500 shares of our common stock since the Company’s inception on October 14, 2008, all of which are restricted shares. See “Certain Relationships and Related Transactions” below, for information with respect to some of these shares. There are no outstanding options or warrants or securities that are convertible into shares of common stock.

Holders

We had 51 holders of record of our common stock as of  October 1 , 2009.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plan under which equity securities are authorized for issuance.

DIVIDEND POLICY

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our product. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

DILUTION

The shares of common stock to be sold by the selling stockholders are shares that are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders as a result of the offering by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 844,500 shares of common stock offered through this prospectus. The selling stockholders are U.S. persons who acquired the 844,500 shares of common stock offered through this prospectus from us in a private placement pursuant to Section 4(2) and Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), thus exempting these offerings from the registration requirements of the Securities Act.

On July 10, 2009, the Companys Board of Directors  effectuated a 3-for-1 forward stock split of its issued and outstanding common stock.  As a result of that split, 281,500 shares of common stock, listed on the original offering, became 844,500 shares, listed in this offering.

The following table provides as of  October 1 , 2009, information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	The number and percentage of shares beneficially owned prior to this offering;

2.	The total number of shares to be offered hereby; and

3.	The total number and percentage of shares that will be beneficially owned upon completion of this offering.

All expenses incurred with respect to the registration of the offering by the selling stockholders of these shares of common stock (other than transfer taxes) will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock covered hereby.

For purposes of this table, beneficial ownership is determined in accordance with the Securities and Exchange Commission rules, and includes investment power with respect to shares and shares owned pursuant to warrants or options exercisable within 60 days, if applicable. Except as indicated below, no selling stockholders is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Effective July 10, 2009, the Board of Directors authorized and effectuated  a 3 for 1 forward stock split of the Company’s issued and outstanding common stock. As a result, 281,500 shares of our common stock registered pursuant to our original Registration Statement, as amended, which became effective on  July 6, 2009, became 844,500 shares and are reflected in the Selling Stockholder Table below.

	Beneficial Ownership Prior to this Offering(1)			Beneficial Ownership After Offering
Name of Selling Stockholder	Number of Shares	Percent(2)	Number of Shares Being Offered	Number of Shares	Percent(2)
Donna Long (3)	1,500	*	1,500	0	0
Misty Hassell (4)	1,500	*	1,500	0	0
Cambell Hassell (5)	1,500	*	1,500	0	0
Kennedy Hassell (6)	1,500	*	1,500	0	0
Audria Casey (7)	1,500	*	1,500	0	0
William Strittmatter (8)	1,500	*	1,500	0	0
Wendy Strittmatter (9)	1,500	*	1,500	0	0
Ashton Strittmatter (10)	1,500	*	1,500	0	0
Aniston Strittmatter (11)	1,500	*	1,500	0	0
Danielle O’Neal (12)	1,500	*	1,500	0	0
London O’Neal (13)	1,500	*	1,500	0	0
Brooklyn O’Neal (14)	1,500	*	1,500	0	0
Julia Kouprachvilli (15)	1,500	*	1,500	0	0
Sevetlana Kouprachvilli (16)	1,500	*	1,500	0	0
Semon Prous (17)	1,500	*	1,500	0	0
Alex Prous (18)	1,500	*	1,500	0	0
Denis Prous (19)	1,500	*	1,500	0	0
Richard Spiva	30,000	0.05%	30,000	0	0
Lisa Spiva	30,000	0.05%	30,000	0	0
Colleen Hubbard	30,000	0.05%	30,000	0	0
Jesse Hubbard	30,000	0.05%	30,000	0	0
Renne Gilmore	75,000	0.14%	75,000	0	0

SELLING STOCKHOLDERS - continued

Aaron Gilmore	75,000	0.14%	75,000	0	0
Silver Dust, Inc. (20)	1,800,000	3.29%	90,000	1,710,000	3.13%
Carnation Management Corp. (21)	1,800,000	3.29%	90,000	1,710,000	3.13%
Jesse Leo Morgan (22)	15,000	0.03%	15,000	0	0
Linda G. Morgan (23)	15,000	0.03%	15,000	0	0
Anastasia Frolova (24)	3,000	0.01%	3,000	0	0
Elizaveta Frolova (25)	3,000	0.01%	3,000	0	0
Dr. Augustine J. Lee	600,000	1.10%	90,000	510,000	0.93%
Sunman Lee	6,000	0.01%	6,000	0	0
Julia Lee	6,000	0.01%	6,000	0	0
Tim McNew	12,000	0.02%	12,000	0	0
Tina M. Slagle	30,000	0.05%	30,000	0	0
Jeff Salomone	3,000	0.01%	3,000	0	0
Jason Poucher	1,500,000	2.74%	90,000	1,410,000	2.58%
Jason S. Bonser	30,000	0.05%	30,000	0	0
Charlie & Leana Matthews	60,000	0.11%	60,000	0	0
Lena Gershengoren	6,000	0.01%	6,000	0	0

Total	6,184,500	11.31%	844,500	5,340,000	9.77%

 * = Less than 0.01%

(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered pursuant to this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)	Applicable percentage of ownership is based on 54,666,500 shares of common stock outstanding as of October 1 , 2009, on a fully diluted basis.
(3)	Donna Long is the wife of Dale Long
(4)	Misty Hassell is the daughter of Dale Long
(5)	Campbell Hassell is the granddaughter of Dale Long
(6)	Kennedy Hassell is the granddaughter of Dale Long
(7)	Audria Casey is the mother of Dale Long
(8)	William Strittmater is the stepson of Dale Long
(9)	Wendy Strittmater is the daughter-in-law of Dale Long
(10)	Ashton Strittmater is the grandson of Dale Long
(11)	Aniston Strittmater is the granddaughter of Dale Long
(12)	Danielle O’Neal is the wife of Scott O’Neal
(13)	London O’Neal is the daughter of Scott O’Neal
(14)	Brooklyn O’Neal is the daughter of Scott O’Neal
(15)	Julia Kouprachvilli is the wife of Edouard Prous
(16)	Svetlana Kouprachvilli is the aunt-in-law of Edouard Prous
(17)	Semon Prous is the father of Edouard Prous
(18)	Alex Prous is the son of Edouard Prous
(19)	Denis Prous is the son of Edouard Prous
(20)	Alex Santamaria is the controlling officer and shareholder of Silver Dust, Inc.
(21)	Alexa Castro Reyes is the controlling officer and shareholder of Carnation Management Corp.
(22)	Jesse Leo Morgan is the father-in-law of Scott O’Neal
(23)	Linda G. Morgan is the mother-in-law of Scott O’Neal
(24)	Anastasia Frolova is the daughter of Nikolay Frolov
(25)	Elizaveta Frolova is the daughter of Nikolay Frolov

Except as disclosed above, none of the selling stockholders:

(i)	has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years;

(ii)	served as one of our officers or directors; nor

(iii)	is a registered broker-dealer or an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

This prospectus relates to the registration of the resale of 844,500 shares of our common stock on behalf of the selling stockholders named herein.

The selling stockholders may sell some or all of their shares at a fixed price of $0.02 per share until our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling stockholders must be made at the fixed price of $0.02 until a market develops for the stock.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents. The distribution of the shares may be effected in one or more of the following methods:

•	Ordinary broker transactions, which may include long or short sales;

•	Transactions involving cross or block trades on any securities or market where our common stock is trading;

•	Purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	at the market to or through market makers or into an existing market for the shares;

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

•	In other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; or

•	Any combination of the foregoing.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our stockholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling stockholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $56,000.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock being offered by them. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

PLAN OF DISTRIBUTION - continued

State Securities - Blue Sky Laws

Transfer of our common stock may also be restricted under the securities regulations or laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the Blue Sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state Blue-Sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the shares of our common stock for an indefinite period of time.

Regulation M

We have informed the selling stockholders that Regulation M promulgated under the Exchange Act may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.001 per share.

The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

•	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

DESCRIPTION OF SECURITIES - continued

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or “ pari passu,” each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each shares of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of our management, at the date hereof, our officers and directors are the only persons to exercise control, directly or indirectly, over more than 10% of our outstanding common shares. See “Security Ownership of Certain Beneficial Owners and Management.”

We refer you to our Articles of Incorporation and Bylaws, copies of which were filed with the registration statement of which this prospectus is a part, and to the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

As of  October 1 , 2009, there were 54,666,500 shares of our common stock issued and outstanding.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 15,000,000 shares of preferred stock with a par value of $0.001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding and have the following rights, preferences and privileges:

Ranking: Our Class A Preferred Stock (“Class A Stock”) ranks, as to dividends and upon liquidation, senior and prior to our common stock, par value $0.001 per share (the “Common Stock”) and to all other classes or class of stock issued by the Issuer, except as otherwise approved by the affirmative vote or consent of the holders of a majority of the shares of outstanding Class A Stock.

Liquidation Rights. With respect to rights on liquidation, the Class A Stock shall rank senior and prior to our Common Stock and to all other classes or series of stock issued by EVCARCO, Inc., except as otherwise approved by the affirmative vote or consent of the holders of at least a majority of outstanding Class A Stock.

Voting.  The Class A Stockholders shall be entitled to four (4) votes for each share of Class A Stock held on any matters requiring a shareholder vote of EVCARCO, Inc.

Conversion.  Any Class A Stockholder shall have the right, at any time from the date of issuance, to convert any or all of its Class A Stock into 4 shares of fully paid and non-assessable shares of Common Stock for each share of Class A Stock so converted.

Options, Warrants and Rights

There are no outstanding options, warrants, or rights to purchase any of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

DESCRIPTION OF SECURITIES - continued

Transfer Agent

We have appointed the following transfer agent for our shares of common and preferred stock:

Olde Monmouth Stock Transfer Phone: (732) 872-2727 Fax: (732) 872-2728. The transfer agent is responsible for all record-keeping and administrative functions in connection with our issued and outstanding common stock.

SHARES ELIGIBLE FOR FUTURE SALE

There is no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Upon completion of this offering, based on our outstanding shares as of October 1 , 2009, we will have outstanding an aggregate of 54,666,500 shares of our common stock. Of these shares, upon effectiveness of the registration statement of which this prospectus forms a part, the 844,500 shares covered hereby will be freely transferable without restriction or further registration under the Securities Act.

The remaining 53,822,000 restricted shares of common stock to be outstanding after this offering are owned by our executive officers and directors, known as our “affiliates,” and other shareholders, and may not be resold in the public market except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 under the Securities Act or otherwise.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding, or 54,666,500 shares immediately after this offering (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

Rule 144 is not available for resale of restricted securities of shell companies or former shell companies until one year elapses from the time that such company is no longer considered a shell company.

EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Our financial statements for the period from October 14, 2008 (inception) to December 31, 2008, included in this prospectus have been audited by Seale and Beers, CPAs as set forth in their report included in this prospectus.

LEGAL REPRESENTATION

The validity of the issuance of the common stock offered hereby will be passed upon for us by The O’Neal Law Firm. P.C., included in the opinion letter filed as an exhibit to the Registration Statement of which this prospectus is a part.

OUR BUSINESS

Overview

EVCARCO, Inc. is a New Car Franchised Dealership company that was incorporated on October 14, 2008 in the State of Nevada. We are engaged in selling environmentally conscious automobiles, offering both electric vehicles and pre-owned vehicles, along with financing, warranties, maintenance, and mechanical services. The Company was established to manage several automotive dealerships in multiple cities throughout the US which consists of the first location in Fort Worth, TX. The Company will only be retailing cars from United States approved licensed manufacturers on a continuous basis. Available products are from ZENN Motor Company, Solus International Corp., Electric City Motors Co., along with pre-owned inventory.  Solus International Corp., will provide the new fully electric vehicle model COCO, and Electric City Motors will provide the new fully electric vehicle model The CURRENT, both companies will provide support for service and warranty work.

Executives in the company have experience in the Automobile industry managing large dealerships in the Dallas, Fort Worth, and North Texas regions with gross sales exceeding $100 Million US Dollars annually, per dealership.

EVCARCO, Inc. will derive revenues from new car sales, pre-owned car sales, parts, service, both warranty, and customer pay repairs, finance & insurance sales, accessory sales, and aftermarket products.

Products and Services

EVCARCO products are a combination of green technologies from domestic and foreign companies.

The following is a brief list of our manufacturers and products currently offered by EVCARCO:

•	ZENN MOTOR COMPANY LTD (www.zenncars.com)
•	RONN Motor Company, LLC (www.ronnmotors.com)
•	Solus International Corp. (www.soluscorp.com)
•	Electric City Motors (www.electriccitymotors.com)

Strategic Marketing Plan

Our overall marketing objective is to drive rapid market conversion and penetration of EVCARCO products, establishing us in the marketplace with high quality electric new cars and hybrid pre-owned vehicles.

To achieve this objective, the company will position each of its products against local and national auto dealerships. We will establish branding as an environmentally responsible automobile dealership.

There are three key phases to the strategy in which EVCARCO intends to penetrate the marketplace:

(1)	Launch EVCARCO franchises in three locations with ZENN electric vehicles and pre-owned operations.
(2)	Establish EVCARCO through branding the Company as eco friendly by use of:
a.	Billboards and other outside advertising
b.	Internet sales and advertising
c.	Industry specific magazines and articles
d.	Involve local media by using the Go Green campaign
e.	Join and sponsor environmental clubs and groups, plus participate in their community activities.
f.	Get involved in political issues which support the environment
(3)	Set up outside dealership displays and events to create awareness of the product capabilities.
a.	Ride and Drive events
b.	Kiosk in malls with information
c.	Exposure through daily use of vehicles

OUR BUSINESS - continued

Sources and Availability of Products and Supplies

We believe there are no constraints on the sources or availability of products and supplies related to our business.

Dependence on One or A Few Major Customers

We do not anticipate dependence on one or a few major customers into the foreseeable future.

Patents, Trademarks, Licenses, Franchise Restrictions and Contractual Obligations & Concessions

We own, and are in the process of registering, the following marks on the Principal Register of the United States Patent and Trademark Office.

MARK	APPLICATION SERIAL NO.	FILING BASIS	FILING DATE
EVCARCO (standard characters)	77/764394	1b (Intent to Use)	June 29, 2009
EV-CAR-CO (standard characters)	77/799343	1b (Intent to Use)	August 7, 2009
EV–CAR–CO (stylized design)	77/799389	1b (Intent to Use)	August 7, 2009
FUTURE DRIVEN (standard characters)	77/799356	1b (Intent to Use)	August 7, 2009

There is no currently effective material determination of the U.S. Patent and Trademark Office, the Trademark Trial and Appeal Board, the trademark administrator of any state, or any court, and no pending infringement, opposition, or cancellation proceeding or any pending material litigation involving the Marks. There are no agreements currently in effect, which significantly limit our rights to use or license the use of the Marks in any material manner.  We are not aware of any superior prior rights or infringing uses of the Marks in any state.

We do not have a federal registration for our principal trademark.  Therefore, our trademark does not have many legal benefits and rights as a federally registered trademark.

We do not hold any other intellectual property.

We have a Memorandum of Understanding with RONN Motor Company to supply a Hydrogen fuel system.  We plan to use this system to convert all of the pre-owned cars we sell to an environmentally friendly green technology.  Most of the initial testing we are reviewing shows that an increase of 20% in fuel economy and a reduction in emissions of 40% is achievable.  These numbers, if proven reliable, will enable the company to sell used cars that were not offered by the original manufacturer with green technologies.  We feel that being the first to market will help establish the brand recognition we need.

Effect of Existing or Probable Government Regulation

We must register with each state that we intend to sell cars and become a licensed auto dealer.  The requirements the company has to meet to qualify are as follows:

•	Physical address
•	One desk
•	Two chairs
•	One phone
•	Signage that is visible from across the street
•	Telephone
•	States may vary slightly, but any variations in requirements can be easily adjusted for, at those locations.

(a)              Federal Regulations

There are no other existing government regulations required, nor are we aware of any regulations being contemplated that would adversely affect EVCARCO, Inc's ability to operate.

OUR BUSINESS - continued

(b)              Internet Regulations

Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet.  The adoption of any such laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business, or otherwise have a harmful effect on our business model.

To date, governmental regulations have not materially restricted our use or expansion of the Internet; however, the legal and regulatory environment that pertains to the Internet is uncertain and may change.  New laws may cover issues that include:

•	Sales and other taxes;
•	User privacy;
•	Pricing controls;
•	Characteristics and quality of products and services;
•	Consumer protection;
•	Libel and defamation;
•	Copyright, trademark and patent infringement; and
•	Other claims based on the nature and content of Internet materials.

These new laws may impact our ability to market our products and services in accordance with our business plan.

Research and Development Activities and Costs

We have not incurred any research and development costs to date. We have plans to undertake certain research and development activities during the first year of operation related to the development of our website. For additional details please see "Management's Discussion and Analysis of Financial Condition and Results of Operation - Plan of Operation" below.

Compliance with Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that address issues specific to our business.

Employees

Other than our officers, we have no employees at the present time. Our officers and directors are responsible for all planning, developing, sales, and operational duties, and will continue to do so throughout the early stages of our growth.

We have no intention of hiring employees until the business has been successfully launched and we have sufficient, reliable revenue flowing into the company from our operations.  Since our ongoing operation is not heavily labor intensive, our officers and directors will do whatever work is required until our business to the point of having positive cash flow. Human resource planning will be part of an ongoing process that will include regular evaluation of operations and revenue realization.  We do not expect to hire any employees within the first year of operation.

Mr. Long will be primarily responsible for all start-up operations and implementation of the company from concept to completion.  This includes the development and planning stages, as well as new franchise agreements.  Mr. Long will also manage all aspects related to company policies and day-to-day operations, as well as oversee all sales related activity.

Mr. Frolov will be primarily responsible for managing all costs related to operations, related costs and ongoing monthly expenses, ensuring budgets are maintained and adhered to.

OUR BUSINESS - continued

Mr. O’Neal will be responsible for all marketing activities and the purchasing of pre-owned inventory.

Mr. Prous will be responsible for international markets, both import and export.

We do plan to hire a contract sales representative and possibly Managers for 2 months early in our plan of operations on a contract basis to assist in the maintenance and service of the cars we have in inventory, as well as installation of any Hydrogen on Demand systems we will sell, in addition to any aftermarket parts as soon as we are fully funded and generating revenue, which we anticipate to be as soon as the first twelve to twenty-four months of operation.

We do plan to hire up to two contract labor people to assist in the maintenance and service of the cars we have in inventory, as well as installation of any Hydrogen on Demand systems we will sell, in addition to any aftermarket parts; this will most likely be a necessity in September - October of 2009.

Description of Property

Our executive offices are currently at 7703 Sand St., Fort Worth, TX 76118.  The current lease for this location is for 2 years with 12 months remaining at a monthly rate of $2,400.00.  This location will serve as our primary office for day to day operation as well as storing, servicing and selling our new and pre-owned inventory.  We will continue to use this space for our executive offices for the foreseeable future.  We have also budgeted to have a website built and maintained on yahoo.com.  We require approximately 5 gigabytes of space, which is more than sufficient for a professional web presence as of now; after we are funded and are generating revenue, we will look into expanding our website.  We have budgeted $4,000 annually for this cost for the first two years. We believe our current premises are adequate for our current operations and we do anticipate that we will require additional premises in the next 9-12 months.  We do not have any investments or interests in any real estate.  Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

Reports to Security Holders

We will voluntarily make available to our stockholders an annual report, including audited financials, on Form 10-K.

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We will also make these reports available on our website.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest. Our address for service of process in Nevada is Nevada Agency and Trust Company, 50 West Liberty Street, Reno, Nevada 89501.

MANAGEMENT

The name, age and position of each of our directors and executive officers are as follows:
Name	Age	Position
Dale Long	49	Chief Executive Officer, President and Director
Nikolay Frolov	37	Chief Financial Officer, Treasurer and Director
Scott O’Neal	39	Chief Operating Officer, Secretary, Vice President and Director
Edouard Prous	34	Chief Technical Officer, Vice President and Director

MANAGEMENT - continued

Mr. Dale Long

Mr. Long is our Chief executive Officer, President and Director. He has served in these capacities since we were incorporated on October 14, 2008. Mr. Long is the founder and CEO of EVCARCO, Inc. With over 20 successful years in the auto industry, Mr. Long devoted the past two years to researching a plausible business model for a new automobile franchise that could deliver viable eco-friendly, alternative fuel vehicles to customers at reasonable prices, without sacrificing quality, safety or performance. He fulfilled his vision in 2008 when he launched EVCARCO. Mr. Long has been the managing partner and general manager for Executive Imports, a highline pre-owned auto dealership in Dallas, Texas. From 2000 to 2004, Mr. Long was the general sales manager for Huffines Auto Group, Inc. and the new car sales director for Dallas Dodge and Group One, Inc. From 2000 to 2002, Mr. Long was the director of training and development for Park Place Auto Group, where he developed a standardized training policy, procedures, and manual for the entire dealership group for Houston, Dallas, Plano, Euless, and Grapevine, Texas. Mr. Long served in the United States Army Aviation Branch as a Commissioned Officer from 1979 to 1987 when he resigned with honors.

Mr. Nikolay Frolov

Mr. Frolov is our Chief Financial Officer, Treasurer and Director. He has served in these capacities since we were incorporated on October 14, 2008. Mr. Frolov has over 15 years of experience in accounting. Before joining EVCARCO in 2008 as the CFO, Mr. Frolov was the assistant controller for Romacorp, Inc.  Prior to this role, Mr. Frolov was a manager for Travis, Wolff & Co., LLP. Mr. Frolov was a senior consultant with Taylor and Taylor, LLP from 1994-2006.  Mr. Frolov holds his Bachelor’s and Master’s degrees with honors from the University of Texas at Arlington.

Mr. Scott O’Neal

Mr. O’Neal is our Chief Operating Officer, Secretary, Vice President and Director. He has served in these capacities since we were incorporated on October 14, 2008. Mr. O’Neal oversees sales and manufacturer relations for EVCARCO. With over 20 years of experience in the auto industry, Mr. O’Neal began in the auto business in 1988, working at family dealerships in Fort Worth, Texas. In 1995, he joined New Toyota Franchise Dealership as the fleet sales manger, achieving multiple Toyota Gold Sales Society Awards, Toyota’s top sales award. During the last ten years, Mr. O'Neal owned and operated independent car dealerships and other successful companies.

Since 2006, Mr. O’Neal has helped launch companies such as Fireman’s Contractors and EVCARCO, for which he continues to serve as COO, advisor, and investor.

Mr. Edouard Prous

Mr. Prous is our CTO, Vice President, International Operations and Distribution and Director. He has served in these capacities since we were incorporated on October 14, 2008. Mr. Prous, a Russian native, has extensive experience in international business and the auto industry. Prior to joining EVCARCO in 2008, Mr. Prous founded and ran Ace Plus, Inc. From 2001 to 2006, Mr. Prous served as COO of ONPRO, Inc. Mr. Prous has also been the COO of Auto Solutions, Inc. He started his career at Accurate Auto Group, where he served as vice president from 1995-1999.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of one or more members, but not more than nine, and that our shareholders shall determine the number of directors at each regular meeting. Each director serves for a term that expires at the next regular meeting of the shareholders or until his successor is elected and qualified.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee “financial expert.” As such, our entire Board of Directors acts as our audit committee and handles matters related to compensation and nominations of directors.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

MANAGEMENT - continued

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” Our determination of independence of directors is made using the definition of “independent director” contained in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), even though such definitions do not currently apply to us because, we are not listed on NASDAQ. We have determined that none of our directors currently meet the definition of “independent” as within the meaning of such rules as a result of their current positions as our executive officers.

Significant Employees

We have no significant employees other than the executive officers described above.

Family Relationships

There are no familial relationships among any of our officers and directors.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers and directors during the fiscal year ended December 31, 2008.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dale Long, President, CEO and Director	2008	-	-	-	-	-	-	-	0
CFO, Treasurer and Director	2008	-	-	-	-	-	-	-	0
Scott O’Neal COO, Secretary, VP and Director	2008	-	-	-	-	-	-	-	0
Edouard Prous CTO, VP and Director	2008	-	-	-	-	-	-	-	0

EXECUTIVE COMPENSATION - continued

Outstanding Equity Awards at 2008 Fiscal Year-End

We do not currently have a stock option plan, nor do we have any long-term incentive plans providing compensation, intended to serve as incentive for performance. No individual grants of stock options or other equity incentive awards have been made to any executive officer or any director since our inception; accordingly, none were outstanding at December 31, 2008.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are currently no employment or other contracts or arrangements with our executive officers. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, directors or consultants that would result from the resignation, retirement or any other termination of such directors, officers or consultants from us. There are no arrangements for directors, officers, employees or consultants that would result from a change-in-control.

COMPENSATION OF DIRECTORS

We have no formal plan for compensating our directors for their services in their capacity as directors.  Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. The Board of Directors may award special remuneration to any director undertaking any special services on behalf of EVCARCO other than services ordinarily required of a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the stock transactions discussed below, EVCARCO, Inc has not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of the company or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

Mr. Dale Long, Mr. Scott O’Neal, Mr. Eduard Prous, as officers and members of our Board of Directors, each purchased by subscription 15,000,000 shares of common stock from EVCARCO, Inc. on October 15, 2008 for $5,000, each.  Mr. Nikolay Frolov, as officer and member of our Board of Directors, also purchased by subscription 1,500,000 shares of common stock from EVCARCO, Inc. on October 15, 2008 for $500.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 1 , 2009 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT - continued

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address for each person listed in the table is c/o EVCARCO Inc., 7703 Sand Street, Fort Worth, Texas 76118.

The percentage ownership information shown in the table below is calculated based on 54,666,500 shares of our common stock issued and outstanding as of October 1 , 2009. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage
Common Stock	Dale Long President, Chief Executive Officer and Director	14,986,500	27.41
Common Stock	Nikolay Frolov Chief Financial Officer, Treasurer and Director	1,500,000	2.74
Common Stock	Scott O’Neal Chief Operating Officer, Secretary, Vice President, Secretary and Director	14,995,500	27.43
Common Stock	Edouard Prous Chief Technical Officer, Vice President and Director	14,992,500	27.43

	All officers as a Group	46,474,500	85.01

 We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

We do not have any issued and outstanding securities that are convertible into common stock. Other than the shares covered by the registration statement of which this prospectus is a part, we have not registered any shares for sale by security holders under the Securities Act. None of our stockholders are entitled to registration rights.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 6 , that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with accounting principles generally accepted in the United States.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - continued

Plan of Operation

EVCARCO, Inc is a development stage company that was incorporated on October 14, 2008 in the State of Nevada.  We have begun our business operations and we currently have minimal revenue and no significant assets, as a result, we face substantial liquidity risk and uncertainty, near-term and otherwise, which threatens our ability to continue.  EVCARCO, Inc has never declared bankruptcy, has never been in receivership, and has never been involved in any illegal action or proceedings.

Since becoming incorporated, EVCARCO, Inc has not made any significant purchases or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. EVCARCO, Inc is not a blank check registrant as that term is defined in Rule 419(a) (2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Neither EVCARCO, Inc nor its officers, directors, promoters, or affiliates has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements, or understandings with any representatives of the owners of any business or company regarding the  possibility of an acquisition or merger.

The fiscal year ending December 31, 2008 continued to be a challenging environment in the automotive industry. Significant disruptions plagued global capital markets, the U.S. economy and the U.S. automakers. The so called “bursting of the U.S. housing bubble,” the ensuing “credit crises” and concern over certain industry-wide product offerings negatively impacted the expectations of the future performance of our economy as a whole and specifically the automotive industry. As the US economy continues it recessionary struggles, participants in the markets have substantially curtailed financing of automobile inventories and demand for our product continues to decline.

Over the next 12 months, we will concentrate on the following 7 areas to continue our growth and success, capital and funding, marketing, sales, advertising, business development, technology research, and product research and development:

•	Capital & Funding – Complete all required audits and filings for S1 SEC approval. Work with potential investors as well funding and investment organizations.

•	Marketing – Work with Anna Clark, Earthpeople to finish the PR Campaign, and Media web site. This site will be used to connect local as well as national TV, Newspapers, and Magazines.

•	Sales – Sell an average of 45-50 new cars, and 125-175 pre-owned cars per quarter. This will be reviewed on a continuing basis and adjusted as market may change.

•
Advertising Plan and Budget – A quarterly budget of $25,000 - $30,000 for the 1st quarter with an adjustment as necessary for the other 3 quarters. The funds with be used for print, expo fees, events, and any other potential areas which will expose the product to the market.

•
Business Development – To continue to work with existing manufacturers such as ZENN Motor Company, Kandi, and Wheego to improve inventories and product deployment. Complete dealer agreements with Sun Motor Company, and BG Automotive Company.  Identify future locations and areas of interest for Texas as well as, OK, AZ, KY, CA, GA, NV, NM and HI. Work with Pulse Tech, 10 C technologies on rapid charging system for electric cars. RaMa Corp for investment and product deployment of India vehicles into U.S. markets. RONN Motor Company for H2GO system and SCORPION hybrid sales.

•	Technical Research – Continue with testing on the hydrogen on demand systems from RNNM, and Mike Loupes Company. Look at and for other hybrid systems which could be deployed in EVCARCO’s vehicles.

•
Product Research and Development – Find manufacturers and vehicles from both U.S. companies as well as foreign manufacturers which can provide safer, faster, less expensive car and trucks in the electric and hybrid arena.

Our immediate goals are to raise enough capital to execute the business plan.  Once the seed capital is secured we will begin with our short term objective of securing several ZENN territories and establishing 5 to 10 Dealer Development Candidates in the first six months.  We plan to use aggressive marketing to energize and stimulate this exciting product.  The marketing plane will be further discussed in future sections.

The long term objective is to grow aggressively through the completion of 10 to 20 EVCARCO, Inc. dealerships coast to coast as well as introducing additional car lines to the market, since EVCARCO is a development stage company with little revenue, the success of this will be dependent on our ability to raise the necessary capital.

We also have plans in process to secure distribution rights for several US states, cities, and zones to become an international manufacturer.  The Company has secured exclusive ZENN sales territories in three areas to date, with reservations on more.  The market is so new and fresh that the company is in a perfect position to capture a substantial percentage of this new evolving arena.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - continued

Purchase or Sale of Equipment

We have not purchased or sold, and we do not expect to purchase or sell, any plants or significant equipment over the twelve months.

Liquidity and Capital Resources

As previously noted, we have raised $15,500 from the sale of stock from our officer and directors and $191,000 through private placements.  We have paid $389,069 through June 30, 2009 for our incorporation and operating expenses.  At June 30, 2009 we had $3,367 of cash.  As of the date hereof, we have approximately $12,000, of which we anticipate needing approximately $7,000 for expenses associated with this Registration Statement (See ITEM 25 "Other Expenses if Issuance and Distribution").  Our budgeted expenditures for the next twelve months are $675,000.  Therefore, we presently have a budgeted shortfall of approximately $670,000.

How long we will be able to satisfy its cash requirements depends on how quickly our company can generate revenue and how much revenue can be generated.  Although there can be no assurance at present, we plan to be in a position to generate revenues by November 2009, which would time with the depletion of our existing cash for our budgeted expenditures. We must generate at least $500,000 in net revenues from March to December 2009 in order to fund all expenditures under our 12 month budget.  Net revenues are defined as gross sales revenues net of the direct costs to purchase and distribute our products to our customers.

If we fail to generate sufficient revenues, we will need to raise additional capital to continue our operations thereafter.  We cannot guarantee that additional funding will be available on favorable terms, if at all. If we cannot secure additional, financing from outside sources, our directors have committed to fund the $670,000 shortfall by shareholder loans without interest, or through a private placement of common shares.  Any further shortfall will affect our ability to expand or even continue our operations. We cannot guarantee that additional funding will be available on favorable terms, if at all.

We expect to generate substantial cash from dealership franchise sales.  We expect income from new and pre-owned auto sales as well as service within the first twelve months of operations to slowly build as the brand gains traction.  However to expand the number of Dealership locations, it will take an estimated $165k per location in addition to a line of credit of $1.2 Million for floor plans at each location.  This means as a company in an early stage of development, our ability to proceed with our plan of operation will continually be a function of our ability to raise sufficient capital to continue our operations, this could be a reality for the next 12 months, or take as long as 36 months depending on market conditions as we have continuously incurred losses and expenses since inception.

We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing. There can be no assurance that additional financing will be available to us, or on terms that are acceptable. Consequently, we may not be able to proceed with our intended business plans or complete the development and commercialization of our product.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements expressing concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

FINANCIAL STATEMENTS

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
EVCarCo, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of EVCarCo, Inc. (A Development Stage Company) as of December 31, 2008, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from October 14, 2008 through December 31, 2008. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EVCarCo, Inc. (A Development Stage Company) as of December 31, 2008, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from October 14, 2008 through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has an accumulated deficit of $91,060, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
September 25, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702) 253-7492 Fax (702) 253-7501

EVCARCO, Inc.
(A Development Stage Company)
Balance Sheet

December 31, 2008
ASSETS

Current assets

Cash	$22,467
Inventory	102,229

Total current assets	124,696

Facilities and equipment	4,018
Accumulated depreciation	(321)
Other assets	4,004

TOTAL ASSETS	$132,397

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

Accrued expenses	$4,369
Accrued interest	246
Other payables	1,941
Loans payable to shareholders	44,701

Total current liabilities	51,257

Total liabilities	51,257

Stockholders' equity

15,000,000 shares Series A Special Preferred Convertible
Stock Authorized at $0.001/par value, none issued	0
60,000,000 shares Common Stock
Authorized at $0.001/par value
52,530,000 shares issued and outstanding	52,530
Additional paid-in capital	119,670
Deficit accumulated during development stage	(91,060)

Total Stockholders' Equity/(Deficit)	81,140

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$132,397

The accompanying footnotes are an integral part of these financial statements.

EVCARCO, Inc.
(A Development Stage Company)
Statement of Operations
Inception (October 14, 2008) through December 31, 2008

Revenues	$46,581

Total Revenues	46,581

Cost of goods sold	43,777

Gross Profit	2,804

Sales and marketing expenses	13,392
General and administrative expenses	78,491
Depreciation and amortization	446

Total Operating Expenses	92,329

Operating Profit	(89,525)

Other income/(loss)
Interest income	94
Interest expense	(1,629)

Total Other Income/(Loss)	(1,535)

Income (loss) before taxes	(91,060)

Income tax (expense) benefit	0

Net income (loss)	$(91,060)

Basic (loss) / earnings per share	(0.00)

Weighted average number of
common shares outstanding	52,246,329

The accompanying footnotes are an integral part of these financial statements.

EVCARCO, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
Inception (October 14, 2008) through December 31, 2008

				Deficit
				accumulated
			Additional	during the
	Common stock		paid-in	development
	Shares	Amount	capital	stage	Total

Founders' stock issued @ $0.0003/sh. Oct. 2008	46,500,000	$46,500	$(31,000)	$-	$15,500
Stock issued for services @ $0.0003/sh. Oct. 2008	5,100,000	5,100	(3,400)		1,700
Stock issued for cash @ $0.1667/sh. Oct. 2008	306,000	306	50,694		51,000
Stock issued for cash @ $0.1667/sh. Nov. 2008	612,000	612	101,388		102,000
Stock issued for cash @ $0.1667/sh. Dec. 2008	12,000	12	1,988		2,000

Net income (loss)				(91,060)	(91,060)

Balance December 31, 2008	52,530,000	$52,530	$119,670	$(91,060)	$81,140

The accompanying footnotes are an integral part of these financial statements.

EVCARCO, Inc.
(A Development Stage Company)
Statements of Cash Flows

Inception
(October 14, 2008)
Through
December 31, 2008

Operating activities:

Net income (loss)	$(91,060)
Adjustments to reconcile net loss to net cash flows
provided by operating activities:
Depreciation and amortization	446
Consulting expenses (stock)	1,700

Change in operating assets and liabilities:
Inventory	(102,229)
Other assets	(4,129)
Accrued expenses	4,369
Accrued interst	246
Other payables	1,941

Net cash flows provided by (used in) operating activities	(188,716)

Investing activities:

Purchase of facilities and equipment	(4,018)

Net cash flows provided by (used in) investing activities	(4,018)

Financing activities:
Proceeds from loans payable	44,701
Issuance of common stock	170,500

Net cash flows provided by (used in) financing activities	215,201

Increase (decrease) in cash and cash equivalents	22,467

Cash at beginning of period	0

Cash at end of period	$22,467

Supplemental Information
Interest paid	$1,629

The accompanying footnotes are an integral part of these financial statements.

EVCARCO, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008

NOTE 1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

EVCARCO, Inc. (“The Company”) was incorporated under the laws of the State of Nevada on October 14, 2008.  The Company sells “green” automobiles, offering the latest technology electric vehicles, pre-owned vehicles converted to various green technologies, and a comprehensive financial package to complement their sales.  The Company is in the development stage; having only begun operations very recently.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Basis of Presentation

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.  The Company operates on calendar basis.

b.  Basic and Diluted Earnings per Share

In February 1997, the FASB issued SFAS No. 128, “Earnings Per Share”, which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock.  SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share.  The Company has adopted the provisions of SFAS No. 128 effective October 14, 2008 (inception).

Basic net loss per share amount is computed by dividing the net loss by the weighted average number of common shares outstanding.  Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

c.  Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  There are no restrictions on Company’s cash.  At December 31, 2008 balances in Company’s cash accounts did not exceed federally insured limits.

d.  Inventories

Inventories of cars and parts are located at the Company’s Fort Worth office and are valued at the lower of cost (specific identification method) or market.

e.  Facilities and Equipment

Facilities and equipment are recorded at cost.  Depreciation is charged on the straight-line basis for buildings, furniture and equipment over the estimated useful lives of the assets.  Leasehold improvements are amortized on a straight-line basis over the term of the lease, or the life of the improvements, whichever is shorter.  Maintenance and repairs are charged to expense as incurred.  Major improvements are capitalized.

f.   Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements.”  Revenue consists of vehicle sales and is recognized only when all of the following criteria have been met:

(i)	Persuasive evidence for an agreement exists;
(ii)	Delivery has occurred;
(iii)	The fee is fixed or determinable; and
(iv)	Revenue is reasonably assured.

g.   Warranties

The Company does not warranty the vehicles it sells and has no contingency after the sale.  New vehicles carry manufacturers’ warranty.  Warranty for pre-owned vehicles can be arranged through a third party provider.

h.  Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

i.  Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes.  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards.

Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

EVCARCO, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

j.  Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposits. This cash is on deposit with a large federally insured bank. The Company has not experienced any losses in cash balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

k.  Recent Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60”.  SFAS No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. SFAS No. 163 has no effect on the Company’s financial position, statement of operations, or cash flows at this time.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”.  SFAS No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. SFAS No. 162 will become effective 60 days after the SEC approves the PCAOB’s amendments to AU Section 411 of the AICPA Professional Standards. SFAS No. 162 has no effect on the Company’s financial position, statement of operations, or cash flows at this time.

In March 2008, the Financial Accounting Standards Board, or FASB, issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.  This standard requires companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has adopted the provisions of SFAS No. 161.

In December 2007, the SEC issued Staff Accounting Bulletin (SAB) No. 110 regarding the use of a "simplified" method, as discussed in SAB No. 107 (SAB 107), in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123 (R), Share-Based Payment.  In particular, the staff indicated in SAB 107 that it will accept a company's election to use the simplified method, regardless of whether the company has sufficient information to make more refined estimates of expected term. At the time SAB 107 was issued, the staff believed that more detailed external information about employee exercise behavior (e.g., employee exercise patterns by industry and/or other categories of companies) would, over time, become readily available to companies. Therefore, the staff stated in SAB 107 that it would not expect a company to use the simplified method for share option grants after December 31, 2007. The staff understands that such detailed information about employee exercise behavior may not be widely available by December 31, 2007. Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The Company currently uses the simplified method for “plain vanilla” share options and warrants, and will assess the impact of SAB 110 for fiscal year 2009. It is not believed that this will have an impact on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Non controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.  This statement amends ARB 51 to establish accounting and reporting standards for the non controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this statement was issued, limited guidance existed for reporting non controlling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This statement improves comparability by eliminating that diversity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this statement is the same as that of the related Statement 141 (revised 2007). The Company has adopted this Statement beginning January 1, 2009.

In December 2007, the FASB, issued FAS No. 141 (revised 2007), Business Combinations. This Statement replaces FASB Statement No. 141, Business Combinations, but retains the fundamental requirements in Statement 141.  This Statement establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non controlling interest in the acquired; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The effective date of this statement is the same as that of the related FASB Statement No. 160, Non controlling Interests in Consolidated Financial Statements.  The Company has adopted this statement beginning January 1, 2009.

In February 2007, the FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities—Including an Amendment of FASB Statement No. 115.  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 Accounting for Certain Investments in Debt and Equity Securities applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. SFAS No. 159 is effective as of the beginning of an entities’ first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157 Fair Value Measurements.  The Company has not adopted SFAS No. 159, and is currently evaluating the potential impact the adoption of this pronouncement will have on its financial statements.

EVCARCO, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company has not adopted SFAS No. 159, and is currently evaluating the potential impact the adoption of this pronouncement will have on its financial statements.

The Company does not expect any recent accounting pronouncements to have a material impact on its financial statements.

NOTE 3.  INVENTORY

At December 31, 2008, the Company had the following inventory:

New vehicles	$47,729
Pre-owned vehicles	54,500

Total inventory	$102,229

NOTE 4.  OPERATING SEGMENTS

During the period from inception through December 31, 2008 the Company operated as a single business segment.

NOTE 5.  GOING CONCERN

The accompanying financial statements are presented on a going concern basis.  During the period from inception through December 31, 2008 the Company has generated an accumulated deficit of $91,060.  This condition raises substantial doubt about the Company’s ability to continue as a going concern.

NOTE 6.  INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities are as follows:

December 31, 2008

Deferred tax assets:
Intangible assets	$4,478
Syndication costs	8,500
Valuation allowance	(12,140)

Total deferred tax assets	838

Deferred tax liabilities:
Facilities and equipment	(838)

Net deferred tax assets (liabilities)	$-

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.  As the achievement of required future taxable income is uncertain, the Company has recorded a valuation allowance for the full amount of the deferred tax asset related to the net operating loss carry forward.

NOTE 7.  NET OPERATING LOSSES

As of Dec 31, 2008, the Company has a net operating loss carry forward of approximately $49,348. The net operating loss carryforward expires twenty years from the date the loss was incurred.

EVCARCO, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2008

NOTE 8.  STOCKHOLDERS’ EQUITY

At inception on October 14, 2008, the Company issued 46,500,000 shares of common stock to founders for a cash consideration of $15,500.

Between the inception of October 14, 2008 through December 31, 2008, the Company issued 930,000 shares of common stock to various investors for a cash consideration of $155,500.

Between the inception on October 14, 2008 through December 31, 2008, the Company issued 5,100,000 shares of common stock for professional services.

NOTE 9.  SUBSEQUENT EVENTS

During January of 2009, the Company issued 123,000 shares of common stock to various investors for a cash consideration of $20,500.

During February of 2009, the Company issued 2,000 shares of common stock for professional services.

Effective April 29, 2009 the Company filed an amendment with the Nevada Secretary of State to increase authorized shares of common stock from 25,000,000 to 60,000,000; and to authorize Series A special preferred convertible stock in the amount of 15,000,000 shares at $0.001 par value.

On July 10, 2009 the Company effectuated a 3-for-1 forward stock split of its issued and outstanding common stock.  All amounts of shares reflected on these financial statements are on post-split basis.

On July 14, 2009, the Company issued 1,406,000 shares of common stock for property, in the form of pre-owned vehicles.  The contract also provided for future issuance of warrants, number and terms of which will be determined based on the market price of the Company’s shares on the first day of trading.

During July of 2009, the Company issued 1,500 shares of common stock to various investors for a cash consideration of $750.

During July of 2009, the Company issued 600,000 shares of common stock for professional services.

EVCARCO, Inc.
(A Development Stage Company)
Balance Sheets

	June 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
ASSETS

Current assets

Cash	$3,367	$22,467
Inventory	53,140	102,229

Total current assets	56,507	124,696

Facilities and equipment	5,547	4,018
Accumulated depreciation	(1,039)	(321)
Other assets	3,628	4,004

TOTAL ASSETS	$64,643	$132,397

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

Accrued expenses	$17,203	$4,369
Accrued interest	791	246
Other payables	3,177	1,941
Notes payable	40,000	0
Loans payable to shareholders	202,672	44,701

Total current liabilities	263,843	51,257

Total liabilities	263,843	51,257

Stockholders' equity

15,000,000 shares Series A Special Preferred Convertible
Stock Authorized at $0.001/par value, none issued	0	0
60,000,000 shares Common Stock
Authorized at $0.001/par value
52,659,000 and 52,530,000 shares
issued and outstanding, respectively	52,659	52,530
Additional paid-in capital	141,041	119,670
Deficit accumulated during development stage	(392,900)	(91,060)

Total Stockholders' Equity/(Deficit)	(199,200)	81,140

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$64,643	$132,397

The accompanying footnotes are an integral part of these financial statements.

EVCARCO, Inc.
(A Development Stage Company)
Statements of Operations
Inception (October 14, 2008) Through June 30, 2009

		Inception	Inception
	For the Six	(October 14, 2008)	(October 14, 2008)
	Months Ended	Through	Through
	June 30, 2009	December 31, 2008	June 30, 2009
	(Unaudited)	(Audited)

Revenues	$350,365	$46,581	$396,946

Total Revenues	350,365	46,581	396,946

Cost of goods sold	350,831	43,777	394,608

Gross Profit	(466)	2,804	2,338

Sales and marketing expenses	19,263	13,392	32,655
General and administrative expenses	276,383	78,491	354,874
Depreciation and amortization	1,094	446	1,540

Total Operating Expenses	296,740	92,329	389,069

Operating Profit	(297,206)	(89,525)	(386,731)

Other income/(loss)
Interest income	192	94	286
Interest expense	(4,826)	(1,629)	(6,455)

Total Other Income/(Loss)	(4,634)	(1,535)	(6,169)

Income (loss) before taxes	(301,840)	(91,060)	(392,900)

Income tax (expense) benefit	0	0	0

Net income (loss)	$(301,840)	$(91,060)	$(392,900)

Basic (loss) / earnings per share	(0.01)	(0.00)

Weighted average number of
common shares outstanding	52,638,779	52,246,329

The accompanying footnotes are an integral part of these financial statements.

EVCARCO, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
Inception (October 14, 2008) Through June 30, 2009

				Deficit
				accumulated
			Additional	during the
	Common stock		paid-in	development
	Shares	Amount	capital	stage	Total

Founders' stock issued @ $0.0003/sh. Oct. 2008	46,500,000	$46,500	$(31,000)	$-	$15,500
Stock issued for services @ $0.0003/sh. Oct. 2008	5,100,000	5,100	(3,400)		1,700
Stock issued for cash @ $0.1667/sh. Oct. 2008	306,000	306	50,694		51,000
Stock issued for cash @ $0.1667/sh. Nov. 2008	612,000	612	101,388		102,000
Stock issued for cash @ $0.1667/sh. Dec. 2008	12,000	12	1,988		2,000

Net income (loss)				(91,060)	(91,060)

Balance December 31, 2008 (Audited)	52,530,000	$52,530	$119,670	$(91,060)	$81,140

Stock issued for cash @ $0.1667/sh. Jan. 2009	123,000	123	20,377		20,500
Stock issued for services @ $0.1667/sh. Feb. 2009	6,000	6	994		1,000

Net income (loss)				(301,840)	(301,840)

Balance June 30, 2009 (Unaudited)	52,659,000	$52,659	$141,041	$(392,900)	$(199,200)

The accompanying footnotes are an integral part of these financial statements.

EVCARCO, Inc.
(A Development Stage Company)
Statements of Cash Flows
Inception (October 14, 2008) Through June 30, 2009

		Inception	Inception
	For the Six	(October 14, 2008)	(October 14, 2008)
	Months Ended	Months Ended	Through
	June 30, 2009	December 31, 2008	June 30, 2009
	(Unaudited)	(Audited)

Operating activities:

Net income (loss)	$(301,840)	$(91,060)	$(392,900)
Adjustments to reconcile net loss to net cash flows
provided by operating activities:
Depreciation and amortization	1,094	446	1,540
Consulting expenses (stock)	1,000	1,700	2,700

Change in operating assets and liabilities:
Inventory	49,089	(102,229)	(53,140)
Other assets	-	(4,129)	(4,129)
Accrued expenses	12,834	4,369	17,203
Accrued interest	545	246	791
Other payables	1,236	1,941	3,177

Net cash flows provided by (used in) operating activities	(236,042)	(188,716)	(424,758)

Investing activities:

Purchase of facilities and equipment	(1,529)	(4,018)	(5,547)

Net cash flows provided by (used in) investing activities	(1,529)	(4,018)	(5,547)

Financing activities:
Proceeds from loans payable	197,971	44,701	242,672
Issuance of common stock	20,500	170,500	191,000

Net cash flows provided by (used in) financing activities	218,471	215,201	433,672

Increase (decrease) in cash and cash equivalents	(19,100)	22,467	3,367

Cash at beginning of period	22,467	0	0

Cash at end of period	$3,367	$22,467	$3,367

Supplemental Information
Interest paid	$4,826	$1,629	$6,455

The accompanying footnotes are an integral part of these financial statements.

EVCARCO, INC.
(A Development Stage Company)
Condensed Notes to Financial Statements
June 30, 2009

NOTE 1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

EVCARCO, Inc. (“The Company”) was incorporated under the laws of the State of Nevada on October 14, 2008.  The Company sells “green” automobiles, offering the latest technology electric vehicles, pre-owned vehicles converted to various green technologies, and a comprehensive financial package to complement their sales.  The Company is in the development stage; having only begun operations very recently.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Basis of Presentation

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.  The Company operates on calendar basis.

b.  Basic and Diluted Earnings per Share

In February 1997, the FASB issued SFAS No. 128, “Earnings Per Share”, which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock.  SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share.  The Company has adopted the provisions of SFAS No. 128 effective October 14, 2008 (inception).

Basic net loss per share amount is computed by dividing the net loss by the weighted average number of common shares outstanding.  Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

c.  Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  There are no restrictions on Company’s cash.  At both December 31, 2008 and June 30, 2009 balances in Company’s cash accounts did not exceed federally insured limits.

d.  Inventories

Inventories of cars and parts are located at the Company’s Fort Worth office and are valued at the lower of cost (specific identification method) or market.

e.  Facilities and Equipment

Facilities and equipment are recorded at cost.  Depreciation is charged on the straight-line basis for buildings, furniture and equipment over the estimated useful lives of the assets.  Leasehold improvements are amortized on a straight-line basis over the term of the lease, or the life of the improvements, whichever is shorter.  Maintenance and repairs are charged to expense as incurred.  Major improvements are capitalized.

f.  Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

g.  Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes.  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards.

Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

h.  Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposits. This cash is on deposit with a large federally insured bank. The Company has not experienced any losses in cash balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

EVCARCO, INC.
(A Development Stage Company)
Condensed Notes to Financial Statements
June 30, 2009

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

i.  Recent Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60”.  SFAS No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. SFAS No. 163 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”.  SFAS No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. SFAS No. 162 will become effective 60 days after the SEC approves the PCAOB’s amendments to AU Section 411 of the AICPA Professional Standards. SFAS No. 162 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In March 2008, the Financial Accounting Standards Board, or FASB, issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.  This standard requires companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has adopted the provisions of SFAS No. 161.

In December 2007, the SEC issued Staff Accounting Bulletin (SAB) No. 110 regarding the use of a "simplified" method, as discussed in SAB No. 107 (SAB 107), in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123 (R), Share-Based Payment.  In particular, the staff indicated in SAB 107 that it will accept a company's election to use the simplified method, regardless of whether the company has sufficient information to make more refined estimates of expected term. At the time SAB 107 was issued, the staff believed that more detailed external information about employee exercise behavior (e.g., employee exercise patterns by industry and/or other categories of companies) would, over time, become readily available to companies. Therefore, the staff stated in SAB 107 that it would not expect a company to use the simplified method for share option grants after December 31, 2007. The staff understands that such detailed information about employee exercise behavior may not be widely available by December 31, 2007. Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The Company currently uses the simplified method for “plain vanilla” share options and warrants, and will assess the impact of SAB 110 for fiscal year 2009. It is not believed that this will have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Non controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.  This statement amends ARB 51 to establish accounting and reporting standards for the non controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this statement was issued, limited guidance existed for reporting non controlling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This statement improves comparability by eliminating that diversity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this statement is the same as that of the related Statement 141 (revised 2007). The Company has adopted this Statement beginning January 1, 2009.

In December 2007, the FASB, issued FAS No. 141 (revised 2007), Business Combinations. This Statement replaces FASB Statement No. 141, Business Combinations, but retains the fundamental requirements in Statement 141.  This Statement establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non controlling interest in the acquired; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The effective date of this statement is the same as that of the related FASB Statement No. 160, Non controlling Interests in Consolidated Financial Statements.  The Company has adopted this statement beginning January 1, 2009.

In February 2007, the FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities—Including an Amendment of FASB Statement No. 115.  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 Accounting for Certain Investments in Debt and Equity Securities applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. SFAS No. 159 is effective as of the beginning of an entities’ first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157 Fair Value Measurements.  The Company has not adopted SFAS No. 159, and is currently evaluating the potential impact the adoption of this pronouncement will have on its consolidated financial statements.

EVCARCO, INC.
(A Development Stage Company)
Condensed Notes to Financial Statements
June 30, 2009

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company has not adopted SFAS No. 159, and is currently evaluating the potential impact the adoption of this pronouncement will have on its consolidated financial statements.

The Company does not expect any recent accounting pronouncements to have a material impact on its financial statements.

NOTE 3.  GOING CONCERN

The accompanying financial statements are presented on a going concern basis.  During the period from inception through June 30, 2009 the Company has generated an accumulated deficit of $392,900.  This condition raises substantial doubt about the Company’s ability to continue as a going concern.

NOTE 4.  STOCKHOLDERS’ EQUITY

At inception on October 14, 2008, the Company issued 46,500,000 shares of common stock to founders for a cash consideration of $15,500.

Between the inception of October 14, 2008 through June 30, 2009, the Company issued 1,053,000 shares of common stock to various investors for a cash consideration of $175,500.

Between the inception on October 14, 2008 through June 30, 2009, the Company issued 5,106,000 shares of common stock for professional services.

Effective April 29, 2009, the Company filed an amendment with the Nevada Secretary of State to increase authorized shares of common stock from 25,000,000 to 60,000,000; and to authorize Series A special preferred convertible stock in the amount of 15,000,000 shares at $0.001 par value.

NOTE 5.  SUBSEQUENT EVENTS

On July 10, 2009, the Company effectuated a 3-for-1 forward stock split of its issued and outstanding common stock.  All amounts of shares reflected on these financial statements are on post-split basis.

On July 14, 2009, the Company issued 1,406,000 shares of common stock for property, in the form of pre-owned vehicles.  The contract also provided for future issuance of warrants, number and terms of which will be determined based on the market price of the Company’s shares on the first day of trading.

During July of 2009, the Company issued 1,500 shares of common stock to various investors for a cash consideration of $750.

During July of 2009, the Company issued 600,000 shares of common stock for professional services.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we are filing with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities being offering in this offering. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding both our Company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10am and 3pm, and on the SEC Internet site at http:\\www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

Dealer Prospectus Delivery Obligation

Until 90 days from the effective date of this Registration Statement, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

EVCARCO, INC.

844,500
 Shares
 of
 Common Stock

PROSPECTUS

October 13 , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Name of Expense	Amount
Securities and Exchange Commission registration fee	$	-----
Transfer Agent Fees		$4,000
Legal, accounting fees and expenses (1)		$50,000
Edgar filing, printing and engraving fees (1)		$2,000
Total (1)		$56,000

(1) Estimated.

ITEM 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and by our Bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law or (d) is required to be made pursuant to the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

ITEM 15. Recent Sales of Unregistered Securities

Since inception, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(2) thereof, or Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 15. Recent Sales of Unregistered Securities - continued

Shareholder Name	Date Acquired	Shares Owned	Percentage Owned	Consideration Paid
Dale Long	15-Oct-08	14,986,500	27.414%	Founder/Purchased/$5,000
Donna Long	15-Oct-08	1,500	0.003%	Gifted/Family
Misty Hassell	15-Oct-08	1,500	0.003%	Gifted/Family
Cambell Hassell	15-Oct-08	1,500	0.003%	Gifted/Family
Kennedy Hassell	15-Oct-08	1,500	0.003%	Gifted/Family
Audria Casey	15-Oct-08	1,500	0.003%	Gifted/Family
William Strittmater	15-Oct-08	1,500	0.003%	Gifted/Family
Wendy Strittmatter	15-Oct-08	1,500	0.003%	Gifted/Family
Ashton Strittmatter	15-Oct-08	1,500	0.003%	Gifted/Family
Aniston Strittmatter	15-Oct-08	1,500	0.003%	Gifted/Family
Scott O’Neal	15-Oct-08	14,995,500	27.431%	Founder/Purchased/$5,000
Danielle O’Neal	15-Oct-08	1,500	0.003%	Gifted/Family
London O’Neal	15-Oct-08	1,500	0.003%	Gifted/Family
Brooklyn O’Neal	15-Oct-08	1,500	0.003%	Gifted/Family
Edouard Prous	15-Oct-08	14,992,500	27.425%	Founder/Purchased/$5,000
Julia Kouprachvilli	15-Oct-08	1,500	0.003%	Gifted/Family
Sevetlana Kouprachvilli	15-Oct-08	1,500	0.003%	Gifted/Family
Semon Prous	15-Oct-08	1,500	0.003%	Gifted/Family
Alex Prous	15-Oct-08	1,500	0.003%	Gifted/Family
Denis Prous	15-Oct-08	1,500	0.003%	Gifted/Family
Richard Spiva	13-Oct-08	30,000	0.055%	Purchased/$5,000
Lisa Spiva	13-Oct-08	30,000	0.055%	Purchased/$5,000
Colleen Hubbard	13-Oct-08	30,000	0.055%	Purchased/$5,000
Jesse Hubbard	13-Oct-08	30,000	0.055%	Purchased/$5,000
Renne Gilmore	12-Oct-08	75,000	0.137%	Purchased/$12,500
Aaron Gilmore	12-Oct-08	75,000	0.137%	Purchased/$12,500
Silver Dust	16-Oct-08	1,800,000	3.293%	Consultant/Services/$600
Carnation Mgt Corp	16-Oct-08	1,800,000	3.293%	Consultant/Services/$600
Nikolay Frolov	20-Oct-08	1,500,000	2.744%	Founder/Purchased/$500
Jesse Leo Morgan	23-Oct-08	15,000	0.027%	Purchased/$2,500
Linda G Morgan	23-Oct-08	15,000	0.027%	Purchased/$2,500
Anastasia Frolova	30-Oct-08	3,000	0.005%	Purchased/$500
Elizaveta Frolova	30-Oct-08	3,000	0.005%	Purchased/$500
Dr. Augustine J. Lee	12-Nov-08	600,000	1.098%	Purchased/$100,000
Sunman Lee	12-Nov-08	6,000	0.011%	Purchased/$1,000
Julia Lee	12-Nov-08	6,000	0.011%	Purchased/$1,000
Jason Poucher	20-Nov-08	1,500,000	2.744%	Services/$500
Tim McNew	12-Dec-08	12,000	0.022%	Purchased/$2,000
Tina M Slagle	28-Jan-09	30,000	0.055%	Puchased/$5,000
Jeff Salomone	31-Jan-09	3,000	0.005%	Purchased/$500
Jason S Bonser	28-Jan-09	30,000	0.055%	Purchased/$5,000
Charlie & Leana Matthews	29-Jan-09	60,000	0.110%	Purchased/$10,000
Lena Gershengoren	12-Feb-09	6,000	0.011%	Consultant/Services/$1,000
William Edwards	14-Jul-09	500	0.001%	Purchased/$250
Wayne Perrard	14-Jul-09	1,000	0.002%	Purchased/$500
Lionhead Motors, LLC	14-Jul-09	1,406,000	2.572%	Property/$703,000
Earthpeople, LLC	29-Jul-09	50,000	0.091%	Consultant/Services/$25,000
Kevin Kiechler	29-Jul-09	20,000	0.037%	Consultant/Services/$10,000
Rothchilds Investment Co.	29-Jul-09	500,000	0.915%	Consultant/Services/$250,000
Wayne Walker	29-Jul-09	20,000	0.037%	Consultant/Services/$10,000
Steve Winters	29-Jul-09	10,000	0.018%	Consultant/Services/$5,000
TOTAL		54,666,500	100.000%

ITEM 16. Exhibits and Financial Statement Schedules

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit	Description
3.1	Articles of Incorporation of Registrant (1)
3.2	Bylaws of Registrant (1)
3.3	Amendment to Articles of Incorporation (2)
3.4	Certificate of Designation (2)
3.5	Amended and Restated Bylaws of the Registrant (4)
5.1	Legal Opinion and Consent of The O’Neal Law Firm, P.C.
10.1	Memorandum of Understanding (Electric City Motor North America) (3)
10.2	Memorandum of Understanding (Ronn Motor Company) (3)
10.3	Evidence of Franchise (3)
10.4	Retailer Agreement (3)
23.1	Consent of Seale and Beers, CPAs

1. Incorporated by reference to the Company's Registration Statement on Form S-1 as filed with the SEC on March 30, 2009.
2. Incorporated by reference to the Company's Registration Statement on Form S-1/A as filed with the SEC on May 1, 2009.
3. Incorporated by reference to the Company's Registration Statement on Form S-1/A as filed with the SEC on June 12, 2009.
4. Incorporated by reference to the Company's Registration Statement on Form POS AM as filed with the SEC on September 28, 2009.

Undertakings

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas on October 14 , 2009.

EVCARCO, INC.

By:	/s/ Dale Long
Name: Dale Long
Title: President, CEO and Director
(Principal Executive Officer)

By:	/s/ Nikolay Frolov
Name: Nikolay Frolov
Title: CFO, Treasurer and Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dale Long	President, Chief Executive Officer and Director (Principal Executive Officer)	October 14 , 2009
Dale Long

/s/ Nikolay Frolov	Chief Financial Officer, Treasurer and Director	October 14 , 2009
Nikolay Frolov	(Principal Financial and Accounting Officer)

/s/ Scott O’Neal	Chief Operating Officer, Secretary,	October 14 , 2009
Scott O’Neal	Vice President and Director

/s/ Edouard Prous	Chief Technical Officer, Vice President and Director	October 14 , 2009
Edouard Prous

INDEX TO EXHIBITS

Exhibit	Description
3.1	Articles of Incorporation of Registrant (1)
3.2	Bylaws of Registrant (1)
3.3	Amendment to Articles of Incorporation (2)
3.4	Certificate of Designation (2)
3.5	Amended and Restated Bylaws of the Registrant (4)
5.1	Legal Opinion and Consent of The O’Neal Law Firm, P.C.
10.1	Memorandum of Understanding (Electric City Motor North America) (3)
10.2	Memorandum of Understanding (Ronn Motor Company) (3)
10.3	Evidence of Franchise (3)
10.4	Retailer Agreement (3)
23.1	Consent of Seale and Beers, CPAs

1. Incorporated by reference to the Company's Registration Statement on Form S-1 as filed with the SEC on March 30, 2009.
2. Incorporated by reference to the Company's Registration Statement on Form S-1/A as filed with the SEC on May 1, 2009.
3. Incorporated by reference to the Company's Registration Statement on Form S-1/A as filed with the SEC on June 12, 2009.
4. Incorporated by reference to the Company's Registration Statement on Form POS AM as filed with the SEC on September 28, 2009.